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                                                                    Exhibit 99.1


Press release, dated September 19, 2000, announcing the completion of the sale of the LNG business.

FOR IMMEDIATE RELEASE

                                          Contact: Eduardo E. Cordeiro
                                                 Director,  Investor Relations
                                                 (617) 342-6244
                                                 Ethel Shepard
                                                 Manager, Corporate Affairs
                                                 (617) 342-6254

                       Cabot Corporation Completes Sale of
                         its LNG Unit to Tractebel, Inc.

BOSTON, MA (September 19, 2000) - Cabot Corporation (NYSE: CBT) today announced the completion of its sale of Cabot LNG, LLC to Tractebel, Inc., the U.S. subsidiary of Tractebel Group, for $680 million in cash. Tractebel is a global energy and services business and is the sole arm for the energy activities of Suez Lyonnaise des Eaux.

"We are very pleased with the successful completion of this transaction," said Samuel W. Bodman, Chairman and CEO, Cabot Corporation. "Cabot is proud to have grown the LNG business into a successful and widely recognized leader in the energy industry. The Company and its shareholders have benefited greatly from our investment in LNG. We will continue to focus our attention and resources on growing our core businesses and on developing new opportunities to create value for Cabot's shareholders."

Cabot LNG imports liquefied natural gas (LNG) from Algeria, Trinidad and other countries to its marine terminal in Everett, MA where it is distributed as vapor and liquid to utilities, electric power generators, and industrial end users in the Northeast United States.

About Cabot Corporation

Cabot Corporation is a global specialty chemicals and materials company. Headquartered in Boston, MA, Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,800 employees in more than 45 manufacturing plants and offices located in 23 countries around the world.

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